PRESS RELEASE

FOR:	STRATASYS, INC.

CONTACT:	Shane Glenn, Director of Investor Relations
(952) 294-3416, sglenn@stratasys.com

STRATASYS REPORTS RECORD FIRST QUARTER FINANCIAL RESULTS

Q1 Operating Profit Increases 24%
- - - - -

MINNEAPOLIS, May 1, 2008 – Stratasys, Inc. (Nasdaq: SSYS) today announced record first quarter financial results. The results and financial guidance have been adjusted to reflect the two-for-one stock split completed in August, 2007.

     Revenues rose to $30.7 million for the first quarter ended March 31, 2008 over the $27.3 million reported for the same period in 2007. Revenue from proprietary products and services increased by 16% over the same period last year. System shipments totaled a record 577 units for the first quarter of 2008, the highest quarterly unit shipments in the company’s history.

     GAAP net income increased 20% to $3.8 million for the first quarter, or $0.18 per share, compared to GAAP net income of $3.2 million, or $0.15 per share, for the same period in 2007.

     Stock-based compensation expense required under Financial Accounting Standard (SFAS) 123R was approximately $261,000 net of tax, or $0.01 per share for the first quarter of 2008, and approximately $212,000 net of tax, or $0.01 per share, for the same period in 2007. The reconciliation between this non-GAAP adjustment and our GAAP financial measures is provided in a table at the end of this press release.

     The first quarter of 2008 also included an impairment charge of approximately $257,000 net of tax, or $0.01 per share. This non-operating charge is an adjustment to the fair value of an auction rate security investment that became illiquid as a result of a failed auction.

     “We are very pleased with our strong first quarter financial performance, especially in light of the prevailing concerns over a weakening global economy,” said Scott Crump, chairman and chief executive officer of Stratasys. “Our margins improved significantly over last year, a result of strong sales of new products. Approximately 80% of our total system revenue was generated from products introduced since the start of 2007.

     “Our first quarter system sales represented the highest level, in terms of units and revenue, for any quarter in our company’s history. In addition, growth in operating profit of 24% was our fastest growth in operating profit within the past year. The first quarter results were led by the standout performance of our proprietary high-end system business, which grew by 29% over last year, our fastest growing business during the quarter.

     “The high-end system business benefited from strong demand for our new products, driven in part by new opportunities from customers using our systems for direct digital manufacturing (DDM) applications, or the manufacture of end-use parts. DDM applications represent incremental growth to our traditional design applications. Our introduction of the FDM 900mc in December of 2007 directly targets this sizable new market opportunity, and we are increasingly excited about this emerging market.

     “3D printer revenue increased by 19% during the first quarter, driven by the successful introduction of our premium-priced Dimension 1200es line in February, as well as the relatively strong demand for our higher-priced Dimension Elite. We were pleasantly surprised that our premium 3D printers represented approximately 89% of 3D printer units sold during the first quarter, a more favorable product mix than we had anticipated.

     “Favorable product mix was a major factor in our margin expansion during the quarter, as higher average printer prices combined with relatively stable printer manufacturing costs. The success of the new 1200es and resulting product mix trends demonstrate an opportunity to expand the 3D printer market by improving system functionality and performance. These growth opportunities supplement our longer-term strategy of growing the market by making the systems more affordable.

     “Although total order volume in our paid parts business increased by 26% in the first quarter, total revenue declined by 12% versus last year. The comparison to the first quarter of 2007 was exceptionally difficult for our paid parts business, as we generated several large orders, which enhanced revenue during the 2007 period. We continue to evaluate and improve upon our sales and marketing efforts for our paid parts service, and have seen a recent increase in first-time orders.

     “Our proprietary consumables business grew by 14% during the first quarter. The new ABSplus material offered on the Dimension Elite and 1200es lines has improved the functionality of our 3D printers, and has been well received by our customers. Although quarter-over-quarter consumable growth can be impacted by the timing and shipment of distributor purchases, the growth trend remains the same. We expect the growth in consumable revenue will accelerate from first quarter levels as we move through the balance of 2008.

     “Although we have observed some small signs of weakness in our domestic markets, overall we continue to experience strong global demand for our products. The trends are similar to the conditions that leading companies within the CAD software space have reported, suggesting the market for 3D products remains under penetrated and ripe for growth. It’s worth noting that international sales of proprietary products and services increased 23% during the first quarter, versus a 10% increase in domestic sales.

     “Following our first quarter performance, we remain confident in our ability to achieve our goals for 2008, as excitement surrounding our new products remains high. We look forward to a very successful year,” Crump concluded.

     Stratasys provided the following information regarding its financial guidance for the fiscal year ending December 31, 2008:

  Maintaining revenue guidance of $130 million to $136 million.

  Reiterating non-GAAP earnings guidance of $0.81 to $0.89 per share, which excludes stock-based compensation expenses required under SFAS 123R.

  Reiterating GAAP earnings guidance of $0.77 to $0.85 per share.

  Stock-based compensation expenses required under SFAS 123R estimated at $0.04 to $0.05 per share.

     Appropriate reconciliations between non-GAAP and GAAP financial measures are provided in a table at the end of this press release.

     The Company will hold a conference call to discuss its first quarter financial results on Thursday, May 1, 2008 at 8:30 a.m. (EDT).

     The investor conference call will be available via live webcast on the Stratasys web site at www.stratasys.com under the "Investors" tab. To participate by telephone, the domestic dial-in number is 888-713-4215 and the international dial-in is 617-213-4867. The access code is 29733934. Investors are advised to dial into the call at least ten minutes prior to the call to register.

     Participants may pre-register for the call at www.theconferencingservice.com/prereg/key.process?key=PRYPWHVPE Pre-registrants will be issued a pin number to use when dialing into the live call which will provide quick access to the conference by bypassing the operator upon connection.

     The webcast will be available for 90 days on the "Investors" page of the Stratasys website.

(Financial tables follow)

Stratasys Inc., Minneapolis, manufactures office-based rapid prototyping and manufacturing systems and 3D printers and offers rapid prototyping and manufacturing parts services. According to Wohlers Report 2007, Stratasys supplied 41 percent of all systems installed worldwide in 2006, making it the unit market leader, for the fifth consecutive year. Stratasys patented the rapid prototyping process known as fused deposition modeling (FDM). The process creates functional models and end-use parts directly from any 3D CAD program using ABS plastic, polycarbonate, PPSF, and blends. The company holds over 180 granted or pending rapid prototyping patents globally. Stratasys products are used in the aerospace, architecture, defense, automotive, medical, education, electronic, and consumer product industries. The company’s systems are also used for direct digital manufacturing (DDM) and rapid tooling applications. For more information on the company, go to www.Stratasys.com; www.RedEyeRPM.com; or www.DimensionPrinting.com. FDM is a registered trademark and FDM 200mc, FDM 360mc, FDM 400mc, and FDM 900mc are trademarks of Stratasys, Inc.

Forward Looking Statements

All statements herein that are not historical facts or that include such words as “expects”, “anticipates”, “projects”, “estimates”, “vision”, “planning” or “believes” or similar words are forward-looking statements that we deem to be covered by and to qualify for the safe harbor protection covered by the Private Securities Litigation Reform Act of 1995. Our belief that we have the largest part-building service is based on the number of dedicated machines. Except for the historical information herein, the matters discussed in this news release are forward-looking statements that involve risks and uncertainties; these include the continued market acceptance and growth of our Dimension TM 3D printer and our FDM 200mcTM , 360mcTM , 400mcTM , 900mcTM, MaxumTM, TitanTM, and VantageTM productivity lines; the size of the 3D printing market; our ability to penetrate the 3D printing market; our ability to maintain the growth rates experienced in this and preceding quarters; our ability to introduce and market new materials such as ABS-Plus and ABS-M30; and the market acceptance of these and other materials; the impact of competitive products and pricing; the timely development and acceptance of new products and materials; the success of our recent R&D initiative to expand the direct digital manufacturing capabilities of our core FDM technology; the success of our RedEyeRPMTM and other paid parts services; and the other risks detailed from time to time in our SEC Reports, including the our quarterly reports to be filed on Form 10-Q throughout 2008; and our annual report on Form 10-K filed for the year ended December 31, 2007.

Non-GAAP Discussion

The information discussed within this release includes financial results and forward-looking financial guidance that are in accordance with U.S. generally accepted accounting principles (GAAP). In addition, certain non-GAAP financial measures and guidance have been included that excludes certain expenses. The non-GAAP financial measures are provided in an effort to give information that investors may deem relevant to the company’s operations and comparative performance, primarily the identification and exclusion of expenses associated with stock-based compensation required under SFAS 123R. In addition, the company uses these non-GAAP financial measures for evaluating comparable financial performance against prior periods.

This release is also available on the Stratasys Web site at www.Stratasys.com.

STRATASYS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended March 31,
	2008	2007
	(unaudited)	(unaudited)
Net Sales
Product	$25,107,540	$21,690,255
Services	5,600,149	5,654,605
	30,707,689	27,344,860

Cost of goods sold
Product	10,742,354	9,665,269
Services	2,601,458	2,973,571
	13,343,812	12,638,840

Gross profit	17,363,877	14,706,020

Costs and expenses
Research and development	2,168,709	1,802,061
Selling, general and administrative	9,690,868	8,472,848
	11,859,577	10,274,909

Operating income	5,504,300	4,431,111

Other income (expense)
Interest income, net	601,066	491,293
Foreign currency transaction losses	(28,168)	(117,854)
Other	(275,780)	(3,621)
	297,118	369,817

Income before income taxes	5,801,418	4,800,928

Income taxes	2,002,849	1,643,490

Net income	$3,798,569	$3,157,438

Earnings per common share
Basic	$0.18	$0.15
Diluted	$0.18	$0.15

Weighted average number of common
shares outstanding
Basic	20,979,068	20,392,234
Diluted	21,507,626	21,251,682

STRATASYS, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	March 31,	December 31,
	2008	2007
	(unaudited)
ASSETS

Current assets
Cash and cash equivalents	$23,387,304	$16,211,771
Short-term investments	7,611,806	27,257,592
Accounts receivable, less allowance for returns and
doubtful accounts of $1,250,404 in 2008 and $1,205,621 in 2007	30,141,349	26,307,053
Inventories	17,617,844	12,771,235
Net investment in sales-type leases	3,734,364	3,256,953
Prepaid expenses	2,018,026	2,507,316
Deferred income taxes	711,000	711,000
Total current assets	85,221,693	89,022,920

Property and equipment, net	26,803,992	26,577,362

Other assets
Intangible assets, net	8,147,300	8,063,319
Net investment in sales-type leases	3,538,061	4,101,682
Deferred income taxes	786,000	719,000
Long-term investments - Available for sale securities	2,015,000	-
Long-term investments	20,698,575	17,965,489
Other	2,318,418	2,307,250
Total other assets	37,503,354	33,156,740

	$149,529,039	$148,757,022

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities
Accounts payable and other current liabilities	$13,951,248	$13,959,022
Unearned revenues	11,161,835	10,964,471
Total current liabilities	25,113,083	24,923,493

Stockholders' equity
Common stock, $.01 par value, authorized 30,000,000
shares, issued 25,454,994 shares in 2008 and
25,610,654 shares in 2007	254,551	256,108
Capital in excess of par value	87,399,911	87,023,541
Retained earnings	60,082,751	56,284,182
Accumulated other comprehensive loss	533,605	172,073
Less cost of treasury stock, 4,821,155 shares in 2008 and
4,600,056 shares in 2007	(23,854,862)	(19,902,375)
Total stockholders' equity	124,415,956	123,833,529

	$149,529,039	$148,757,022

STRATASYS, INC.

RECONCILIATION OF NON-GAAP TO GAAP RESULTS OF OPERATIONS

	Three Months Ended March 31,			Three Months Ended March 31,
	2008		2008	2007		2007
	(unaudited)	Non-GAAP	(unaudited)	(unaudited)	Non-GAAP	(unaudited)
	As Reported	Adjustments (1)	Non-GAAP	As Reported	Adjustments (1)	Non-GAAP
Selling, general and administrative expenses	$9,690,868	$(315,395)	$9,375,473	$8,472,848	$(303,051)	$8,169,797
Total operating expenses	11,859,577	(315,395)	11,544,182	10,274,909	(303,051)	9,971,858
Operating income	5,504,300	315,395	5,819,695	4,431,111	303,051	4,734,162

Income before income taxes	5,801,418	315,395	6,116,813	4,800,928	303,051	5,103,979
Income taxes	2,002,849	54,000	2,056,849	1,643,490	91,142	1,734,632
Net income	$3,798,569	$261,395	$4,059,964	$3,157,438	$211,909	$3,369,347

Earnings per common share
Basic	$0.18	$0.01	$0.19	$0.15	$0.01	$0.16
Diluted	$0.18	$0.01	$0.19	$0.15	$0.01	$0.16

Weighted average number of common
shares outstanding
Basic	20,979,068		20,979,068	20,392,234		20,392,234
Diluted	21,507,626		21,507,626	21,251,682		21,251,682

     (1) These adjustments reconcile the Company’s GAAP results of operations to its non-GAAP results of operations. The Company believes that presentation of results excluding non-cash stock-based compensation provides meaningful supplemental information to both management and investors that is indicative of the Company’s core operating results and facilitates comparison of operating results acros reporting periods. The Company uses these non-GAAP measures when evaluating its financial results as well as for internal planning and forecasting purposes. These non-GAAP measures should not be viewed as a substitute for the Company’s GAAP results.

STRATASYS, INC.

FISCAL YEAR 2008
RECONCILIATION OF NON-GAAP FORWARD LOOKING GUIDANCE

Earnings Per Diluted Share Range
U.S. GAAP measure	$0.77 to $0.85

Adjustments to exclude the effects
of expenses related to stock-based
compensation under SFAS 123R	$0.04 - $0.05

Non-GAAP estimates	$0.81 to $0.89